Exhibit 10.32

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement ("Agreement") is entered into by and between VAALCO Energy, Inc. )the "Company") and David Albert DesAutels ("Employee"), as of the Effective Date (defined below). Employee and the Company will be referred to as "Party" in the singular and "Parties" in the plural.

WHEREAS, Employee and the Company are parties to that certain offer letter dated July 5, 2017 ("Offer Letter");

WHEREAS, Employee is currently employed by the Company, and Employee intends to voluntarily resign from employment with the Company effective as of March 14 ("Separation Date");

WHEREAS, as part of the Severance Benefits outlined in Section 2 of this Agreement, the Company agrees to engage Employee to provide certain consulting services to the Company, for the benefit of, as applicable, the Company, its parent, direct and indirect subsidiaries, and other corporate affiliates (collectively, the "Company Group"), from time to time, following the Separation Date and in accordance with the terms and conditions set forth in that certain Transition Consulting Agreement, entered into by the Parties, as of the date immediately following the Separation Date (the "Consulting Agreement"), in exchange for Employee's promises and continued compliance with the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Company and Employee, intending to be legally bound, hereby incorporate the recitals above as terms of this Agreement and agree as follows:

1.           Employment Separation; Final Paycheck; Cessation of Employment Benefits.

1.1.    Final Paycheck; Resignation of all Positions. Employee has received or will receive by the date required by applicable law Employee's final paycheck ("Final Paycheck"), which includes Employee's regular salary earned through the Separation Date, any unused paid time off earned/accrued by Employee in accordance with Company policy or practice, and an amount equal to 4 weeks of Employee's regular salary in full satisfaction of the Company's obligation under the Offer Letter. All amounts paid in the Final Paycheck will be taxed and subject to usual and customary withholdings in accordance with applicable federal, state and local tax laws and procedures, and shall be made by direct deposit consistent with Employee's current payroll instruction. Any claims regarding inaccuracies in the amount of the Final Paycheck must be raised before the end of the Revocation Period provided below. By entering into this Agreement, Employee affirms that Employee has been paid all compensation owed for work performed for the Company through the Separation Date. Employee acknowledges that, effective as of the Separation Date, Employee resigned from any officer position or other position held by Employee with the Company or any direct or indirect subsidiary of the Company, unless additional time or effort is so required that such resignation is effective at a date following the Separation Date.

1.2.    Cessation of Benefits. Except as otherwise provided in this Agreement, Employee's eligibility to participate in all health and welfare benefits plans and all other employee or officer benefits that were provided Employee in connection with Employee's employment with the Company will terminate as provided by the terms of the plans. Employee may be eligible to elect to continue such coverage pursuant to, as applicable, state law or the federal law known as COBRA. Materials outlining Employee's eligibility for continuation coverage, if any, and the continuation coverage election process will be obtained by Employee from the Company's third-party administrator. Employee should reach out to the third-party administrator if Employee has not received any communication regarding COBRA. Employee acknowledges and agrees that any such continuation coverage is subject to Employee's timely completion of any necessary application forms and shall be at Employee's sole expense.

1.3.    Expense Reimbursements. To the extent Employee has any business expenses properly incurred in connection with Employee's work for the Company prior to the Separation Date that have not been submitted for reimbursement, Employee must submit any such requests for reimbursement, along with all necessary backup documentation, to the Company within 15 business days of the Separation Date. Otherwise, Employee forfeits the right to reimbursement for such expenses.

1.4.    Incentive Payments. Employee understands that Employee is no longer eligible to participate in any commission, bonus or incentive plans offered by any member of the Company Group, as applicable, and, except as otherwise provided in Section 2, no amounts or other benefits will be paid or provided to Employee for any such potential bonuses or incentives following the Separation Date.

2.          Severance Benefits. In exchange for the promises made by Employee in this Agreement, including the release of claims in Section 3, and Employee's continued compliance with each of the terms of this Agreement, the Company will provide the following Severance Benefits to Employee. Employee acknowledges that Employee is not otherwise owed, and has no right to, the consideration in this Section 2 without full compliance with the terms of this Agreement. Employee further acknowledges that Employee is not entitled to any additional payment or consideration not specifically referenced in this Agreement.

2.1.    Severance Payment. The Company will provide severance pay in the gross amount of One Hundred and Forty Five Thousand Nine Hundred and Seventeen Dollars and No Cents ($145,917.00) ("Severance Payment"), which shall be paid out in a single lump sum within 15 business days following the Effective Date. The Severance Payment will be taxed and subject to usual and customary withholdings in accordance with applicable federal, state and local tax laws and procedures, and shall be made by direct deposit consistent with Employee's current payroll instruction.

2.2.    Annual Cash Bonus. Employee acknowledges and agrees that the Company generally pays annual cash bonuses in March and, as a condition to earning any such annual cash bonus, Employee must be employed on the date of payment. Employee further acknowledges and agrees that, because the Separation Date occurred prior to the payment date for the 2022 annual cash bonuses, Employee is not eligible to receive and has not earned a 2022 annual cash bonus. The foregoing notwithstanding, the Company agrees to provide employee with a cash payment in the gross amount of, Ninety Eight Thousand Nine Hundred and Fourteen Dollars and No Cents ($98,914.00) ("Unearned Bonus"), which is equivalent to the 2022 annual cash bonus Employee might otherwise have received if employed through the date of payment. The Unearned Bonus will be (a) paid out in a single lump sum within 15 business days following the Effective Date, (b) taxed and subject to usual and customary withholdings in accordance with applicable federal, state and local tax laws and procedures, and (c) made by direct deposit consistent with Employee's current payroll instruction.

2.3.    Consulting Service Agreement; Equity Vesting. Contingent upon the Employee remaining employed with the Company through the Separation Date, the Parties have agreed to enter into the Consulting Agreement, pursuant to which the Employee shall perform certain services for the Company as a consultant for a period beginning on the Separation Date and ending upon the Date of Termination (as defined in the Consulting Agreement). Subject to (a) Employee signing and not revoking this Agreement during the time periods required, (b) Employee remaining employed in good standing by the Company through the Separation Date, and (c) Employee's continued compliance with the terms of this Agreement and the Consulting Agreement, the Date of Termination (as defined in the Consulting Agreement) will be treated as the Employee's "Termination of Service" for purposes of all equity awards granted to the Employee pursuant to the VAALCO Energy, Inc. 2020 Long Term Incentive Plan (the "Plan") prior to the Separation Date. Specifically, as long as Employee is willing to remain a consultant under the terms of the Consulting Agreement through the Date of Termination and complies with all applicable terms of the Consulting Agreement, Employee will retain all rights following the Separation Date with respect to Restricted Stock Units (as defined in the Plan) and Stock Options (as defined in the Plan) granted to the Employee pursuant to the Plan prior to the Separation Date that have not vested or otherwise been forfeited prior to the Separation Date in accordance with the terms of such awards as if he remained employed by the Company through the Date of Termination.

2.4.    Reimbursement for Legal Fees. The Company agrees to reimburse Employee for up to $5,000 worth of legal fees incurred by Employee arising out of the Parties' negotiations of this Agreement, such obligation becoming due and payable within fifteen (15) business days after the Effective Date; provided, however, that Employee provides the Company with a copy of an invoice from Employee's counsel no later than ten (10) business days following the Separation Date.

3.           Release and Covenant not to Sue.

3.1.    Employee, on behalf of Employee and Employee's heirs and assigns, irrevocably and unconditionally releases, waives, and forever discharges the Company and its present and former affiliates, parents, subsidiaries, and stockholders, and each of its/their agents, employees, officers, directors, investors, attorneys, plan fiduciaries and benefit plans, partners, stockholders, and any successors and assigns of the foregoing (collectively, the "Company Releasees"), from any and all claims, demands, actions, causes of action, costs, fees, and all liabilities whatsoever, whether known or unknown, fixed or contingent, which Employee has, had, or may have against the Company Releasees relating to or arising out of Employee's employment or separation from employment with the Company, the Offer Letter, or any other matter that arises through the date that this Agreement is executed by Employee ("Company Released Claims").

3.2.    Employee agrees not to file a lawsuit to assert any such Company Released Claims, and Employee agrees not to accept any monetary damages or other personal relief (including legal or equitable relief) in connection with any administrative claim or lawsuit filed by any person or entity or governmental agency for a Company Released Claim, other than any award or relief under any Securities and Exchange Commission ("SEC") program.

3.3.    Employee understands that included in the Company Released Claims, to the extent permitted by applicable law, are claims at law or equity or sounding in contract (express or implied) or tort, including claims for breach of contract, such as the Offer Letter, claims (including claims for monetary damages or other injuries) arising under any federal, state, or local laws of any jurisdiction, including laws that prohibit age, sex, race, national origin, color, disability, religion, veteran or any other form of discrimination, harassment, or retaliation, including the Age Discrimination.in Employment Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, or the Rehabilitation Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Texas Labor Code, including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter2 l of the Texas Labor Code, the Texas Whistleblower Act or any other claim under any state or federal or other applicable law related to Employee's employment with or termination from the Company, or any other matter arising between Employee and the Company through the date that this Agreement is executed by Employee.

3.4.    The Company Released Claims include any claims against the Company relating to any promise or agreement or Company policy or offer with the Company, including, the Offer Letter, and any alleged entitlement to any form of compensation or benefit, including payment of severance (or other amounts caused by termination of employment, good reason termination or constructive termination), unused paid personal time off, annual or periodic incentives, bonuses, commission payments, severance payments, reimbursements, benefits, and any other financial recovery against the Company or any Company Releasees. Except with respect to the right to continued vesting outlined in Section 2.3 above, Employee irrevocably disclaims and forfeits any unvested equity ownership of the Company, and any claims or rights related thereto. The foregoing includes, without limitation, a waiver and release of any right to purchase stock or other equity ownership in the Company or to exercise any equity instruments related to the Company's capital stock, including any restricted stock awards, restricted stock units, stock options, any other equity or rights to equity in the Company. Employee acknowledges and agrees the foregoing supersedes any prior agreements to the contrary, including any stock option award or grant agreement. Further, the terms and provisions of this Agreement shall, to the extent permitted by applicable law, extend and apply to all unknown, unsuspected or unanticipated injuries or damages, claims arising out of any legal restrictions on the Company's right to terminate its employees, including any claims based on any violation of public policy or retaliation, or claims regarding any restrictions to, the scope of, or the Company's right to fully enforce any of Employee's continuing obligations to the Company.

3.5.    Nothing in this Agreement shall be construed as an attempt to waive any right or claim which: is not waivable as a matter of law, involves the consideration provided under this Agreement, arises after the date this Agreement is executed, involves unemployment compensation benefits if Employee is otherwise qualified for such benefits under applicable law, or involves any pending workers' compensation claim (however, Employee represents and acknowledges that Employee has no unfiled workers' compensation claim or unreported injury). Further, the Company Released Claims do not waive Employee's rights to indemnification to the extent Employee has such rights under existing D&O insurance policies or the Company's bylaws, if any, so long as the Company, in its reasonable discretion, determines that Employee: (i) acted in good faith; (ii) reasonably believed that Employee's conduct was in the Company's best interests; (iii) in the case of a criminal proceeding, Employee did not have reasonable cause to believe that Employee's conduct was unlawful; (iv) with respect to expenses, the amount of expenses (other than a judgment) is reasonable; and (v) indemnification is consistent with applicable law.

3.6.     Release of Age Discrimination Claims. Employee acknowledges the following:

3.6.1.    This Agreement is written in a manner calculated to be understood by Employee, and Employee in fact understands the terms, conditions and effect of this Agreement.

3.6.2.    This Agreement refers to rights or claims arising under the Age Discrimination m Employment Act and the Older Workers' Benefit Protection Act.

3.6.3.    Employee does not waive rights or claims that may arise after the date this Agreement is executed by Employee.

3.6.4.    Employee is waiving rights or claims in exchange for consideration which is in addition to anything of value to which Employee is already entitled.

3.6.5. Employee is advised to consult with an attorney prior to executing the Agreement.

3.6.6.    Employee has been given this Agreement to consider on February 21, 2023, and Employee has 21 days (i.e. until March 14, 2023) to consider this Agreement before accepting it (such period, the "Consideration Period"). Employee and the Company agree that any changes to this Agreement do not re-start the Consideration Period. To timely and properly accept the offer made by this Agreement, Employee must sign the Agreement on or after the Separation Date and prior to the last day of the Consideration Period.

3.6.7.    This Agreement allows a period of7 calendar days following execution of the Agreement during which Employee may revoke this Agreement ("Revocation Period"). If revoked, (i) this Agreement will be revoked in full and void ab initio, as if it had never been entered into; and (ii) any opportunity to receive the Severance Benefits shall terminate and be forfeited.

3.6.8.    Provided Employee timely signs and returns this Agreement to the Company, and does not revoke this Agreement, in each case, in accordance with the terms of this Section 3, the Agreement will become effective on the day immediately following the expiration of the Revocation Period (the "Effective Date"). For the avoidance of doubt, if Employee signs this Agreement before the Separation Date or after the last day of the Consideration Period, or Employee revokes the Agreement, as provided in this Section 3, then the Agreement shall be automatically revoked and become null and void.

3.6.9.    Any notice of acceptance or revocation must be made by Employee as specified in the "Notices" Section below.

3.6.10.    Employee fully understands all of the terms of this Agreement and knowingly and voluntarily enters into this Agreement.

3.7.    Protected Agency Disclosures/Participation. Employee understands and agrees that nothing in this Agreement other any other agreement or policy of the Company shall be construed to prohibit the Parties from making disclosures to, filing a charge or complaint with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission ("EEOC"), the SEC or any other federal, state or local governmental agency or commission. This Agreement does not impose any condition precedent (such as prior notice to the Company), any penalty, or any other restriction or limitation adversely affecting the Parties' rights regarding any governmental agency disclosure, report, claim or investigation. Further, Employee may disclose Employee's wages, hours, or other terms and conditions of employment in the exercise of any rights provided by the National Labor Relations Act. Notwithstanding the foregoing, Employee agrees to waive Employee's right to recover monetary damages or other personal relief in any charge, complaint, or lawsuit that Employee has filed or might file or which might be filed on Employee's behalf. The Company and Employee further understand and agree that nothing in this Agreement limits Employee's right to receive an award for information provided to the SEC or under any of its programs. The Parties may disclose the terms of this Agreement to the extent required by law or in a legal proceeding to enforce the Agreement or other applicable law. Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful, to the extent such discussions are protected by applicable law.

3.8.    No Admission. Employee understands this Agreement is not and shall not be deemed or construed to be an admission by the Company of any wrongdoing of any kind or of any breach of any contract, law, obligation, policy, or procedure of any kind or nature.

Employee acknowledges that Employee has read this Section 3 carefully.

4.           Employee Obligations.

4.1.    Return of the Company Property. Employee will, if not done prior to the Separation Date, return to the Company, and cease all access to, all property (including property purchased or paid for by the Company in Employee's possession, custody or control) which belongs to the Company, including any accounts, databases, keys, access cards, computers, cell phones, pagers, or other equipment and any Company records, files, data, and documents (whether on a work or personal computer, in electronic format, cloud storage, hard copy or otherwise, and whether confidential in nature or not). Employee represents Employee will not, and that Employee has not, shared access, deleted, modified or altered any property, prior to its return to the Company. The foregoing notwithstanding, it shall not be considered a violation of Employee's obligations under this Agreement, if, following the Separation Date, Employee properly receives, or continues to have access to, Company property, materials or information in connection with the services provided by Employee pursuant to the Consulting Agreement; provided, that such receipt or continued access is (i) reasonably necessary to complete the services required of Employee under the Consulting Agreement; (ii) subject to continued Company authorization; and (iii) consistent with the terms and conditions of the Consulting Agreement. Upon request by the Company or upon termination of the Consulting Agreement, for any reason, Employee shall return (without retaining any local or personal copies) all Company equipment, information, data and files in any format and cease receiving or accessing, as applicable, all such Company property, materials and information, data or files.

4.2.    Non-Disparagement. Employee agrees not to make any disparaging, denigrating, demeaning, or untrue statements about the Company and the Company Releasees, or any of their present and former products, services, agents, employees, officers, directors, attorneys, stockholders, investors, plan fiduciaries and benefit plans, and any successors and assigns of the foregoing. The Parties agree to characterize to third parties that Employee's separation is due to Employee's desire to pursue other opportunities. The foregoing notwithstanding, the Parties must respond truthfully regarding the nature of Employee's separation when required by law. Except. This Section 4.3 does not apply to or in any way restrict or impede Employee from any communications or actions permitted by the "Protected Agency Disclosures/Participation" Section above or the "Protected Disclosures" Section below, or complying with any applicable law or court order ,or exercising whistleblower or other protected non-waivable legal rights.

4.3.    Protected Disclosures. Notwithstanding the obligations stated in this Agreement, neither this Agreement nor any other agreement or policy of the Company shall prohibit Employee from the following protected statements or disclosures: (i) disclosures of trade secrets made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) disclosures of trade secrets made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or per court order, or (iii) disclosures of trade secrets by a plaintiff to his or her attorney in a lawsuit for retaliation for reporting a suspected violation of law and use of the trade secret information in the court proceeding if any document containing the trade secrets is filed under seal and does not disclose the trade secrets, except pursuant to court order, or (iv) other actions protected as whistleblower activity under applicable law, or (v) as stated above regarding the "Protected Agency Disclosures/ Participation" Section. Employee is not required to notify the Company of these allowed reports or disclosures.

4.4.    Cooperation and Assistance. Employee agrees to cooperate with the Company, upon the Company's request, regarding matters and information relating to Employee's job duties, the transition of such job duties, and other matters related to Employee's work for the Company, including, as needed to satisfy Employee's obligation to resign from other positions held by Employee, as outlined in Section 1.1. Further, for so long as Employee has relevant knowledge, Employee agrees to provide truthful testimony and information and to otherwise reasonably cooperate with the Company Group in connection with any and all existing or future claims, litigation or investigations brought by or against the Company Group or any of its past or present affiliates, agents, officers, directors ,fiduciaries, or employees, whether administrative, civil or criminal in nature, with respect to such matters as were within Employee's knowledge while employed by any member of the Company Group.

Employee acknowledges that Employee has read this Section 4 carefully.

5.           Miscellaneous. This Agreement shall be subject to the following additional terms and conditions:

5.1.    Modification/Severability. The Parties agree that if a court having jurisdiction over this matter determines any term or portion of a term is unenforceable or invalid under applicable law, such court shall modify any term (or portion of a term) that can be modified or altered to be reasonable, valid, and enforceable under applicable law. Should the court declare or determine any provision of this Agreement is unmodifiable and illegal or invalid, the validity and enforceability of the remaining parts, terms, or provisions of this Agreement shall be salvaged and will not be affected or modified or voided in any way, and any illegal or invalid part, term, or provision will no longer be part of this Agreement.

5.2.    Amounts Owed by Employee to the Company. Any amounts that Employee may owe the Company, may be deducted by the Company from, or offset against, any amount the Company owes Employee under this Agreement or otherwise owing by the Company.

5.3.    Notices. Any notices under this Agreement shall be in writing. Any such notice shall be deemed effective upon personal delivery or, if deposited with a nationally recognized courier service, such as FedEx, upon the first day that such service attempts delivery at the address set forth below. The notice shall be addressed to the Company at Attn: Head of HR, 9800 Richmond Ave., Ste. 700, Houston, Texas 77042. Notice to Employee should be addressed to 9589 Rancho Drive, Willis, Texas, 77318. Notice of change in address should be provided as stated in this Section 5.3.

5.4.    Entire Agreement. Employee represents and acknowledges that in executing this Agreement, Employee did not rely, and has not relied, on any oral or written representations, agreements, or communications by any of the Company Releasees, except as expressly contained in this Agreement. This Agreement constitutes the entire contract between the Parties with respect to the subject matter covered. This Agreement terminates all of Employee's rights under all other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the same subject matter, including the Offer Letter. This Agreement does not replace or supersede or modify any existing obligation, under applicable law or agreement regarding confidentiality, fiduciary duties, non-disparagement, non-competition, unfair competition, non-solicitation, or non-disclosure or otherwise. Employee acknowledges and understands Employee is not entitled to any other payment or benefit of any kind not otherwise included in this Agreement.

5.5.    Applicable Law: Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, USA, excluding applicable conflict-of-law rules or principles. All claims and matters in question arising out of or relating to this Agreement, Employee's employment or separation from employment with the Company or the relationship between the Parties otherwise (and including any claim against any Company Releasee or affiliate of either Party), whether sounding in contract, tort or otherwise, and including statutory claims to the extent permitted by law, shall be resolved solely and exclusively by non appealable binding arbitration in Houston, Texas, pursuant to the Federal Arbitration Act, 9 U.S.C. § I et. seq. THE PARTIES UNDERSTAND THAT THIS MEANS THAT THEY EACH WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF OR RELATING TO THIS AGREEMENT, EMPLOYEE'S EMPLOYMENT OR SEPARATION FROM EMPLOYMENT WITH THE COMPANY OR THE RELATIONSHIP BETWEEN THE PARTIES OTHERWISE (AND INCLUDING ANY CLAIM AGAINST ANY COMPANY RELEASEE OR AFFILIATE OF EITHER PARTY). The arbitration shall be administered by the American Arbitration Association (the "AAA") and, except as otherwise lawfully modified by this Section 5.5, pursuant to the rules which address employment proceedings. There shall be one arbitrator. Each Party shall designate a representative, who need not be neutral, within 30 days of receiving notification of the filing with the AAA of a demand for arbitration. The two representatives so designated shall elect an arbitrator from a panel of independent arbitrators proposed by the AAA. If either Party fails to designate a representative within the time specified or the two parties' representatives fail to designate an arbitrator within 30 days of their appointments, the arbitrator shall be appointed by the AAA. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim or the matter would be barred by applicable statutes of limitation. The Parties agree that all documents considered relevant by the submitting Party shall be submitted with the respective statement of claim/defense, and any counterclaim/reply. Neither Party may compel the other to produce additional documents or cooperate in additional discovery. However, the arbitrator shall have discretion, on the arbitrator's own motion or at the request of a Party, to request the submission of additional documents for the arbitral tribunal. Each Party shall bear its own costs and expenses associated with the arbitration proceedings, regardless of the outcome of the arbitration proceedings. The arbitrator shall have no authority to award consequential, special, treble, exemplary, incidental, indirect or punitive damages of any type under any circumstances, regardless of whether such damages may be available under applicable law; provided, that in the event a court determines that the foregoing express waiver of damages is invalid or unenforceable, then the arbitrator, and not a court, shall determine if consequential, special, treble, exemplary, incidental, indirect or punitive damages shall be awarded. Except as required by applicable law, all arbitration proceedings conducted hereunder and the decision of the arbitrators shall be kept confidential, subject to the last sentence of this Section 5.5. The arbitrator, upon motion of either Party, shall grant summary judgment in favor of such Party as to any claim or counterclaim or portion thereof that would be subject to summary judgment under the federal summary judgment standard for that claim or counterclaim. The arbitrator shall have the authority to grant specific performance and other injunctive or equitable relief. Either Party shall have the right to apply to a court to obtain an injunction to enforce the provisions of this Section 5.5 or to seek a temporary restraining order, preliminary injunction or other provisional relief to maintain the status quo or in aid of or pending the application or enforcement of this Section 5.5. The Parties agree that, subject to the last sentence of this Section 5.5, injunctive relief obtained from a court can be effective only for the duration of any arbitration proceeding, and that only the arbitrator has the authority to determine the merits of any claim or matter arising out of or relating to this Agreement or the relationship between the Parties created by this Agreement. The Parties agree that the arbitrator shall have the authority to determine his or her jurisdiction to hear any such claim or matter. The arbitrator's final decision and award may be entered as a judgment in any court of competent jurisdiction.

5.6.    Remedies. Employee and the Company acknowledge and understand that if either of them breaches any term of this Agreement, the other Party is permitted to seek injunctive or other equitable relief for any such breach due to the difficulty in ascertaining or obtaining adequate monetary relief, in addition to seeking any other remedies that may be available under law or equity, including actual or compensatory damages and the forfeiture of all amounts paid or the cessation of any payments owing under this Agreement. To the fullest extent allowed by law, for any dispute between Employee and the Company, any court having jurisdiction shall award all fees and costs reasonably incurred, including attorneys' fees, to the prevailing party. The determination of prevailing party shall consider the nature and amount of claims brought and the success of either party, both in bringing claims and in defending claims.

5.7.    No Waiver. No failure by either Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

5.8. Alienation oflnterest Forbidden. The interests of Employee under this Agreement or the benefits conveyed to Employee in this Agreement, may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt to alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits to Employee under this Agreement be liable for or subject to the debts, contracts, liabilities, engagements or torts of Employee, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.

5.9.    Interpretation of "Including/Or/Law." Unless expressed otherwise in this Agreement, the term "including" means "including without limitation," the use of the word "or" is not exclusive, and the term "law" includes any (i) law of any jurisdiction (federal, state, local or other jurisdiction), (ii) statutory or common law, or (iii) applicable regulations or other legal obligations.

5.10.    Successors and Assigns. The Company's obligations under this Agreement shall be binding upon the Company and its successors and assigns. The release obligations of Employee under this Agreement are binding upon Employee, Employee's executors, administrators, heirs, successors, representatives and assignees. The rights and other obligations of Employee under this Agreement are personal in nature and may not be assigned. The benefits of Employee's obligations under this Agreement shall inure to the benefit of the Company and its successors and assigns, and Employee consents to the assignment of this Agreement by the Company.

5.11.    Code Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the United States Internal Revenue Code and the rules and regulations promulgated thereunder (collectively, "Code Section 409A"), and this Agreement should be construed in accordance therewith. To the extent there is any ambiguity in this Agreement as to its compliance with Code Section 409A, this Agreement shall be read to conform to the requirements of Code Section 409A, and the Company may, in its sole discretion, amend or replace this Agreement to cause this Agreement to comply with Code Section 409A. Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any consideration provided under this Agreement except to the extent specifically permitted or required by Code Section 409A. Terms defined in this Agreement shall have the meanings given such terms under Code Section409A if and to the extent required to comply with Code Section 409A. In any event, the Company makes no representations or warranty and shall have no liability to Employee or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

5.12.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument, and to the extent executed and delivered by means of a facsimile machine or other electronic transmission (including e-mail of a "pdf' signature, whether handwritten or by DocuSign or other electronic means), this Agreement shall be treated in all manners and respects, and for all purposes, as an original Agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

5.13.    Amendment and Modification. The terms of this Agreement may only be modified, amended, or terminated by separate written agreement executed by Employee and an authorized representative of the Company.

5.14.    Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

[signature page followsJ

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the dates set forth below each such Party's signature below to be effective as of the Effective Date.

AGREED BY EMPLOYEE:

/s/ David A DesAutels

David Albert DesAutels

Date

Name: George Maxwell

Date: March 8, 2023